Exhibit 99.1
COVANTA REPORTS SOLID 2011 THIRD QUARTER RESULTS
MORRISTOWN, NJ, October 19, 2011 — Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”), a leading global owner and operator of Energy-from-Waste (“EfW”) projects, reported financial results today for the three and nine months ended September 30, 2011.
Key Q3 2011 Financial Highlights:
•	Revenue increased 7% to $432 million
•	Adjusted EBITDA increased $2 million to $152 million
•	Free Cash Flow increased $11 million to $106 million
•	Adjusted EPS was flat at $0.24
•	Returned $91 million to shareholders during the quarter
Key Q3 2011 Operational Highlights:
•	Boiler availability over 90% for the twelve months ended September 30, 2011
•	Broke ground on Durham-York EfW project, first large scale EfW project in North America in over 15 years
•	H-Power expansion is ~70% complete and on track to start up in mid-2012
•	Chengdu EfW project began converting waste to energy
Commenting on the third quarter of 2011, Anthony Orlando, Covanta’s President and CEO stated, “We completed another solid quarter in-line with our expectations. I was particularly pleased with our team’s effort to successfully manage through Hurricane Irene, drive improved waste disposal revenue and break ground on our Durham-York construction project.”
“Looking forward to 2012, we plan to continue growing the business, with a couple of new EfW projects coming online and several organic growth initiatives,” Orlando concluded.

	Three months ended
	September 30,
Continuing Operations	2011	2010
	(Unaudited)
	($ in millions, except per share amounts)
Revenues	$432	$403
Net Income From Continuing Operations	$49	$10
Adjusted EBITDA	$152	$150
Free Cash Flow	$106	$95
Adjusted EPS	$0.24	$0.24
Third Quarter Results From Continuing Operations
For the three months ended September 30, 2011, operating revenues increased to $432 million, up $29 million or 7%, from $403 million in the prior year comparative period. Two thirds of this increase is attributable to higher construction revenue related to the Honolulu expansion project. The remainder of the increase was driven by strong recycled metals pricing, contract escalations and higher tip fee pricing and volume. These increases were partially offset by lower debt service pass through revenues, lower energy revenues from our biomass plants and lower energy pricing.
Operating expenses of $345 million declined 3% from $357 million in the prior year comparative period as higher construction costs in the current quarter partially offset $32 million of asset write-downs in the third quarter of last year.
Adjusted EBITDA of $152 million was up $2 million compared with last year’s third quarter of $150 million as increases in recycled metals revenues and waste revenues were offset by lower debt service revenue and lower contribution from our biomass facilities.
Free Cash Flow was $106 million in the third quarter, an increase of $11 million compared to $95 million in the prior year comparative period, primarily attributable to an improvement in working capital, which was partially offset by a year over year increase in maintenance capital expenditures.
Adjusted EPS for the quarter was $0.24, which was flat with last year’s third quarter, as the lower number of shares outstanding due to the Company’s common stock buyback program and improved operating income, were offset by higher interest expense and a higher effective tax rate.
Year-to-Date Results From Continuing Operations
For the nine months ended September 30, 2011, total operating revenues increased 5% to $1,220 million. Free Cash Flow was $215 million for the year-to-date period compared to $236 million for the same period last year. Adjusted EBITDA was $346 million compared to $341 million for the same period last year and Adjusted EPS was $0.26 compared to $0.24 Adjusted EPS in 2010.

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Updated 2011 Guidance for Continuing Operations
The Company is narrowing its 2011 guidance for the following key metrics (in millions, except per share amounts):

	2011 Updated	2011 Prior	2010
Metric	Guidance Range	Guidance Range	Actual
Adjusted EBITDA	$485 – $505	$480 – $520	$470
Free Cash Flow	$260 – $290	$250 – $300	$318
Adjusted EPS	$0.45 – $0.55	$0.40 – $0.55	$0.42
Sanjiv Khattri, Covanta’s Chief Financial Officer, in commenting on the narrower guidance, noted “We remain on track for a solid year-over-year increase in Adjusted EBITDA and Adjusted EPS and we continue to generate very strong Free Cash Flow.”
Shareholder Return Activities
During the quarter, Covanta repurchased $81 million in common stock, or 5.2 million shares (3.6% of the Company’s outstanding shares), at a weighted average cost of $15.58 per share. Aggregate repurchases since June 2010 total $300 million, or 18.7 million shares, representing 12.1% of our outstanding shares. The Company also paid a quarterly dividend on July 6, 2011 and declared another quarterly dividend which was paid on October 14, 2011, both for $0.075 per share. During the quarter, Covanta also increased its share repurchase authorization by $100 million, bringing the total authorized amount to $400 million. Covanta has now returned $565 million to shareholders since the inception of its shareholder return program in the third quarter of last year.
“We continue to benefit from our strong cash generation and predictable business model by proactively returning capital to shareholders. Our commitment to this initiative was echoed during the quarter as our Board increased our repurchase authorization,” Khattri concluded.
Sale of Asia IPP Assets
In October, the Company completed the sale of its interests in the Madurai facility in India, the third of the four Asia IPP assets designated as assets held for sale. With this sale, Covanta has realized total net proceeds of approximately $256 million, net of transaction costs, from its asset sales so far this year.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, October 20, 2011 to discuss its results for the three and nine months ended September 30, 2011. The conference call will begin with prepared remarks, which will be followed by a question and answer session. To participate, please dial 877-806-3982 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 702-928-7062. Please utilize conference ID number 11520954 when prompted by the conference call operator. The conference call will also be webcast live from the Investor Information section of the Covanta Energy website. A presentation, which will be referenced during the call, can be found on the Investor Relations section of the Covanta website at www.covantaenergy.com.

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A replay of the conference call will be available from 11:30 AM (Eastern) Thursday, October 20, 2011. To access the replay, please dial 855-859-2056 or 800-585-8367, or from outside of the United States 404-537-3406 and use the replay conference ID number 11520954. The webcast will also be archived on www.covantaenergy.com.
10-Q Filing Update
The Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2011 is expected to be filed during the week of October 24, 2011 and will include additional XBRL information required at this time.
About Covanta
Covanta Energy is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and create more than 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully close its announced or planned acquisitions or projects in development and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are

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reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Investor Contacts
Alan Katz
1.862.345.5456
Clare Rauseo
1.862.345.5236
IR@covantaenergy.com
Media Contact
James Regan
1.862.345.5216

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Exhibit 1
Covanta Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010(A)	2011	2010(A)
	(Unaudited)
	(In millions, except per share amounts)
Operating revenues
Waste and service revenues	$273	$257	$800	$766
Electricity and steam sales	109	115	301	316
Other operating revenues	50	31	119	82

Total operating revenues	432	403	1,220	1,164

Operating expenses
Plant operating expenses	221	218	740	715
Other operating expenses	44	28	102	77
General and administrative expenses	24	22	74	76
Depreciation and amortization expense	48	47	142	142
Net interest expense on project debt	8	10	24	30
Write-down of assets (B)	—	32	—	32

Total operating expenses	345	357	1,082	1,072

Operating income	87	46	138	92

Other income (expense)
Investment income	1	1	1	1
Interest expense	(16)	(11)	(50)	(32)
Non-cash convertible debt related expense	(9)	(10)	(20)	(30)
Other expenses, net	(11)	—	(14)	—

Total other expenses	(35)	(20)	(83)	(61)

Income from continuing operations before income tax expense and equity in net income from unconsolidated investments	52	26	55	31
Income tax expense	(2)	(15)	(3)	(18)
Equity in net income from unconsolidated investments	1	1	3	1

Income from continuing operations	51	12	55	14

Income from discontinued operations, net of income tax expense of $0, $1, $3 and $5, respectively (A) (C)	(7)	11	144	32

Net Income	44	23	199	46

Noncontrolling interests:
Less: Net income from continuing operations attributable to noncontrolling interests in subsidiaries	(2)	(2)	(3)	(4)
Less: Net income from discontinued operations attributable to noncontrolling interests in subsidiaries (A)	—	(1)	(3)	(3)

Total net income attributable to noncontrolling interests in subsidiaries	(2)	(3)	(6)	(7)

Net Income Attributable to Covanta Holding Corporation	$42	$20	$193	$39

Amounts Attributable to Covanta Holding Corporation stockholders’:
Continuing operations	$49	$10	$52	$10
Discontinued operations (A)	(7)	10	141	29

Net Income Attributable to Covanta Holding Corporation	$42	$20	$193	$39

Earnings Per Share Attributable to Covanta Holding Corporation stockholders’:
Basic
Continuing operations	$0.35	$0.07	$0.37	$0.07
Discontinued operations (A)	(0.05)	0.06	0.98	0.18

Covanta Holding Corporation	$0.30	$0.13	$1.35	$0.25

Weighted Average Shares	139	153	143	154

Diluted
Continuing operations	$0.35	$0.07	$0.36	$0.07
Discontinued operations (A)	(0.05)	0.06	0.98	0.18

Covanta Holding Corporation	$0.30	$0.13	$1.34	$0.25

Weighted Average Shares	140	154	144	155

Cash Dividend Declared Per Share:	$0.075	$—	$0.225	$1.50

Supplemental Information — Non-GAAP

Adjusted EPS (D)	$0.24	$0.24	$0.26	$0.24

(A)	In 2010, we adopted a plan to sell our interests in our non-core legacy fossil fuel independent power production facilities located in the Philippines, India, and Bangladesh. During the fourth quarter of 2010, these assets were classified as Assets Held for Sale as a result of our ongoing effort to sell them. Consequently, all corresponding prior year periods presented in our condensed consolidated financial statements have been reclassified to reflect these assets as discontinued operations.

(B)	For additional information, see Exhibit 7 — Note C of this Press Release.

(C)	During the first quarter of 2011, we completed the sale of our majority equity interests in a 106 MW (gross) heavy fuel-oil fired electric power generation facilities in Tamil Nadu, India (“Samalpatti”) and we completed the sale of our interests in a 510 MW (gross) coal-fired electric power generation facility in the Philippines (“Quezon”). The Quezon assets sold consisted of our entire interest in Covanta Philippines Operating, Inc., which provided operation and maintenance services to the facility, as well as our 26% ownership interest in the project company, Quezon Power, Inc. We received a combined total of cash proceeds of approximately $225 million, net of transaction costs. During the three and nine months ended September 30, 2011, we recorded a net after-tax (loss) gain on assets held for sale of $(11) million and $121 million, respectively.

(D)	For additional information, see Exhibit 4 of this Press Release.

Exhibit 2
Covanta Holding Corporation
Condensed Consolidated Balance Sheets

	As of
	September 30,	December 31,
	2011	2010
	(Unaudited)
	(In millions, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$195	$126
Restricted funds held in trust	154	126
Receivables (less allowances of $4 and $3, respectively)	240	272
Unbilled service receivables	20	23
Deferred income taxes	36	27
Prepaid expenses and other current assets	123	110
Assets held for sale (A)	60	191

Total Current Assets	828	875
Property, plant and equipment, net	2,444	2,478
Investments in fixed maturities at market (cost: $27 and $29, respectively)	28	29
Restricted funds held in trust	107	107
Unbilled service receivables	26	32
Waste, service and energy contracts, net	442	472
Other intangible assets, net	80	79
Goodwill	232	230
Investments in investees and joint ventures	45	46
Other assets	292	328

Total Assets	$4,524	$4,676

LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$31	$7
Current portion of project debt	99	141
Accounts payable	25	23
Deferred revenue	82	72
Accrued expenses and other current liabilities	233	186
Liabilities held for sale (A)	19	34

Total Current Liabilities	489	463
Long-term debt	1,474	1,558
Project debt	635	662
Deferred income taxes	637	605
Waste and service contracts	79	89
Other liabilities	113	140

Total Liabilities	3,427	3,517

Equity:
Covanta Holding Corporation stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 158 and 157 shares; outstanding 138 and 150 shares)	16	16
Additional paid-in capital	830	893
Accumulated other comprehensive income	(5)	5
Accumulated earnings	243	213
Treasury stock, at par	(2)	(1)

Total Covanta Holding Corporation stockholders’ equity	1,082	1,126
Noncontrolling interests in subsidiaries	15	33

Total Equity	1,097	1,159

Total Liabilities and Equity	$4,524	$4,676

(A)	See Exhibit 1 — Note A of this Press Release.

Exhibit 3
Covanta Holding Corporation
Condensed Consolidated Statements of Cash Flow

	Nine Months Ended
	September 30,
	2011	2010(A)
	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net income	$199	$46
Less: Income from discontinued operations, net of tax expense (A)	144	32

Income from continuing operations	55	14

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization expense	142	142
Write-down of assets	—	32
Loss on extinguishment of debt	1	—
Non-cash convertible debt related expense	20	30
Stock-based compensation expense	13	13
Deferred income taxes	23	21
Decrease in restricted funds held in trust	(35)	(21)
Other, net	(1)	9
Reversal of uncertain tax positions related to pre-emergence tax matters	(24)	—
Change in restricted funds-other related to contractual liability to pre-petition creditors	5	—
Change in working capital, net of effects of acquisitions	77	53

Net cash provided by operating activities from continuing operations	276	293
Net cash provided by operating activities from discontinued operations (A)	1	35

Net cash provided by operating activities	277	328

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(91)	(83)
Acquisition of noncontrolling interests in subsidiaries	—	(2)
Acquisition of businesses, net of cash acquired	(10)	(128)
Acquisition of land use rights	(8)	(19)
Other, net	(6)	(16)

Net cash used in investing activities from continuing operations	(115)	(248)
Net cash provided by investing activities from discontinued operations (A)	227	—

Net cash provided by (used in) investing activities	112	(248)

FINANCING ACTIVITIES:
Principal payments on long-term debt	(37)	(5)
Principal payments on project debt	(83)	(102)
Payments of borrowings on revolving credit facility	—	(56)
Proceeds from borrowings on project debt	15	5
Proceeds from borrowings on revolving credit facility	—	56
Change in restricted funds held in trust	7	(41)
Cash dividends paid to stockholders	(22)	(233)
Common stock repurchased	(203)	(37)
Financings of insurance premiums, net	—	(10)
Other financing, net	(8)	13

Net cash used in financing activities from continuing operations	(331)	(410)
Net cash provided by (used in) financing activities from discontinued operations (A)	8	(28)

Net cash used in financing activities	(323)	(438)

Effect of exchange rate changes on cash and cash equivalents	(4)	—

Net increase (decrease) in cash and cash equivalents	62	(358)
Cash and cash equivalents at beginning of period	141	434

Cash and cash equivalents at end of period	203	76
Less: Cash and cash equivalents of discontinued operations at end of period (A)	8	22

Cash and cash equivalents of continuing operations at end of period	$195	$54

(A)	See Exhibit 1 — Note A of this Press Release.

Exhibit 4
Covanta Holding Corporation
Reconciliation of Diluted Income Per Share to Adjusted EPS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2011	2010(A)	2011	2010(A)	Estimated 2011
	(Unaudited)
Continuing Operations — Diluted Earnings Per Share	$0.35	$0.07	$0.36	$0.07	$0.52 — $0.62
Reconciling Items (B)	(0.11)	0.17	(0.10)	0.17	(0.07)

Adjusted EPS	$0.24	$0.24	$0.26	$0.24	$0.45 – $0.55

(A)	See Exhibit 1 — Note A of this Press Release.

(B)	For details related to the Reconciling Items, see Exhibit 4A of this Press Release.
Exhibit 4A
Covanta Holding Corporation
Reconciling Items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)
	(In millions, except per share amounts)
Reconciling Items

Loss on extinguishment of debt	$1	$—	$1	$—
Effect on income of derivative instruments not designated as hedging instruments	1	—	—	(1)
Effect of foreign exchange loss on indebtedness	(5)	—	(2)	—
Non-cash write-down of loan issued for the Harrisburg EfW facility to fund certain facility improvements (A)	—	7	—	7
Non-cash write-down of capitalized costs related to the Dublin development project (A)	—	23	—	23
Non-cash write-down of corporate real estate (A)	—	2	—	2
Contractual liability to pre-petition creditors (B)	15	—	15	—
Other	(1)	—	(1)	—

Total Reconciling Items, pre-tax	11	32	13	31
Proforma income tax impact (C)	(3)	(7)	(4)	(7)
Grantor trust activity	1	1	1	2
Reversal of uncertain tax positions related to pre-emergence tax matters (B)	(24)	—	(24)	—

Total Reconciling Items, net of tax	$(15)	$26	$(14)	$26

Diluted Earnings Per Share Impact	$(0.11)	$0.17	$(0.10)	$0.17

Weighted Average Diluted Shares Outstanding	140	154	144	155

(A)	For additional information, see Exhibit 7 — Note C of this Press Release.

(B)	For the three months ended September 30, 2011, the income tax provision includes a $24 million benefit due to the reversal of uncertain tax positions, following the expiration of applicable statutes of limitations related to pre-emergence tax matters in the Covanta Energy bankruptcy. We had held since March 2004 $20 million in restricted funds intended to cover those uncertain tax positions. The restricted funds were included in other assets on our condensed consolidated balance sheet. The expiration of the statutes of limitations triggered a liability to pre-petition claimants of approximately 73% of the restricted fund balance. Therefore, we recorded approximately $15 million as other expense during the three months ended September 30, 2011. As of September 30, 2011, $15 million of the non-current restricted funds was reclassified to other current assets on our condensed consolidated balance sheet and is expected to be paid to third party claimants in the fourth quarter of 2011. The remaining $5 million was reclassified to cash and cash equivalents on our condensed consolidated balance sheet as of September 30, 2011.

(C)	There is no tax benefit from the contractual liability to pre-petition creditors and minimal tax benefit from the non-cash write-down related to the Dublin assets. As a result, these items had an impact on the effective tax rate in the third quarter of 2011 and 2010, respectively. Accordingly, we are presenting this proforma calculation of the income tax effect on all reconciling items for each period to illustrate the proforma impact on income tax expense and net income. The proforma income tax impact represents the tax provision amount related to the overall tax provision calculated without the reconciling items when compared to the tax provision reported under GAAP in the condensed consolidated statement of income.
Exhibit 4B
Covanta Holding Corporation
Effective Tax Rate

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)
Effective Tax Rate (A)	5.0%	51.0%	6.0%	46.3%

(A)	Our full year estimated effective tax rate (“ETR”) decreased during the third quarter of 2011 compared to our prior estimate as a result of the reversal of uncertain tax positions related to pre-emergence tax matters resulting from the expiration of the related statute of limitations. This reversal triggered a contractual liability to pay pre-petition claimants from Covanta Energy’s bankruptcy. This pre-tax expense is not deductible for income tax purposes and so this expense increases the ETR. GAAP requires the tax benefit from the reversal of the tax reserve to be recognized in full during the quarter while the ETR including the related non-deductible pre-tax expense is calculated on a full year basis. The result is a decrease of the ETR in the third quarter of 2011 followed by a large increase to the ETR for the fourth quarter of 2011. The ETR for the third quarter of 2011 was 5% and we expect the ETR for the fourth quarter of 2011 to be approximately 48%, absent discrete items.

Exhibit 5
Covanta Holding Corporation
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2011	2010(A)	2011	2010(A)	Estimated 2011
	(Unaudited, in millions)

Net Income from Continuing Operations Attributable to Covanta Holding Corporation	$49	$10	$52	$10	$74 – $88

Depreciation and amortization expense	48	47	142	142	196 – 192

Debt service:
Net interest expense on project debt	8	10	24	30
Interest expense	16	11	50	32
Non-cash convertible debt related expense	9	10	20	30
Investment income	(1)	(1)	(1)	(1)

Subtotal debt service	32	30	93	91	128 – 124

Income tax expense (adjusted for reversal of uncertain tax positions related to pre-emergence tax matters) (B)	26	15	27	18	46-62

Reversal of uncertain tax positions related to pre-emergence tax matters (B)	(24)	—	(24)	—	(24)

Contractual liability to pre-petition creditors (B)	15	—	15	—	15

Write-down of assets (C)	—	32	—	32

Loss on extinguishment of debt	1	—	1	—	1

Net income attributable to noncontrolling interests in subsidiaries	2	2	3	4	4 – 6

Other adjustments:
Debt service billings in excess of revenue recognized (D)	3	8	21	24
Non-cash compensation expense	4	3	13	13
Other non-cash items (E)	(4)	3	3	7

Subtotal other adjustments	3	14	37	44	45 – 41

Total adjustments	103	140	294	331

Adjusted EBITDA — Continuing Operations	$152	$150	$346	$341	$485 – $505

(A)	See Exhibit 1 — Note A of this Press Release.

(B)	See Exhibit 4A — Note B of this Press Release.

(C)	See Exhibit 7 — Note C of this Press Release.

(D)	Formally labeled “Decrease in Unbilled Service Receivables”. This amount represents a true-up between (a) revenue recognized in the period for client payments of project debt principal under service fee contract structures, which is accounted for on a straight-line basis over the term of the project debt, and (b) actual billings to clients for debt principal payments in the period. As a result of this adjustment, Adjusted EBITDA reflects the actual amounts billed to clients for debt service principal, not the straight-lined revenue as recognized.

(E)	Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation’s credit agreement.

Exhibit 6
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2011	2010(A)	2011	2010(A)	Estimated 2011
	(Unaudited, in millions)

Cash flow provided by operating activities from continuing operations	$120	$103	$276	$293	$335 – $375
Less: Maintenance capital expenditures (B)	(14)	(8)	(61)	(57)	(75) – (85)

Continuing Operations Free Cash Flow	$106	$95	$215	$236	$260 – $290

Weighted Average Diluted Shares Outstanding	140	154	144	155

Uses of Continuing Operations Free Cash Flow

Investments:
Acquisition of businesses, net of cash acquired	$—	$—	$(10)	$(128)
Non-maintenance capital expenditures	(9)	(10)	(30)	(26)
Acquisition of land use rights	—	(4)	(8)	(19)
Acquisition of noncontrolling interests in subsidiaries	—	—	—	(2)
Other investing activities, net (C)	(3)	—	(6)	(16)

Total investments	$(12)	$(14)	$(54)	$(191)

Return of capital to stockholders:
Cash dividends paid to stockholders	$(11)	$(233)	$(22)	$(233)
Common stock repurchased	(80)	(37)	(203)	(37)

Total return of capital to stockholders	$(91)	$(270)	$(225)	$(270)

Capital raising activities:
Net proceeds from issuance of project debt	$7	$2	$15	$5
Other financing activities, net	(1)	4	(3)	17

Net proceeds from capital raising activities	$6	$6	$12	$22

Debt repayments:
Net cash used for scheduled principal payments on project debt (D)	$(23)	$(32)	$(76)	$(143)
Net cash used for scheduled principal payments on long-term debt	(2)	(2)	(5)	(5)
Optional repayment of corporate debt	(26)	—	(32)	—

Total debt repayments	$(51)	$(34)	$(113)	$(148)

Short-term borrowing activities — Financing of insurance premiums, net	$—	$(3)	$—	$(10)

Distributions to partners of noncontrolling interests in subsidiaries	$(2)	$(1)	$(5)	$(4)

Effect of exchange rate changes on cash and cash equivalents	$(3)	$3	$(2)	$—

Net change in cash and cash equivalents from continuing operations	$(47)	$(218)	$(172)	$(365)

(A)	See Exhibit 1 — Note A of this Press Release.

(B)	Purchases of property, plant and equipment is also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

Maintenance capital expenditures	$(14)	$(8)	$(61)	$(57)
Capital expenditures associated with project construction / development	(7)	(4)	(18)	(14)
Capital expenditures associated with new technology	(1)	(1)	(3)	(4)
Capital expenditures — other	(1)	(5)	(9)	(8)

Total purchases of property, plant and equipment	$(23)	$(18)	$(91)	$(83)

(C)	Other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses.

(D)	Calculated as follows:

Total principal payments on project debt	$(6)	$(7)	$(83)	$(102)
(Increase) decrease in related restricted funds held in trust	(17)	(25)	7	(41)

Net cash used for principal payments on project debt	$(23)	$(32)	$(76)	$(143)

Exhibit 7
Covanta Holding Corporation
Calculation of Key Metrics For The Three Months Ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 and for the year ended December 31, 2010 (A)

	Three Months Ended				Year Ended
Free Cash Flow	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
	(Unaudited, in millions)

Cash flow provided by operating activities from continuing operations	$116	$74	$103	$99	$392
Less: Maintenance capital expenditures	(33)	(16)	(8)	(17)	(74)

Free Cash Flow — Continuing Operations	$83	$58	$95	$82	$318

Maintenance capital expenditures	$(33)	$(16)	$(8)	$(17)	$(74)
Capital expenditures associated with project construction / development	(3)	(7)	(4)	(7)	(21)
Capital expenditures associated with new technology	(2)	(1)	(1)	(2)	(6)
Capital expenditures — other	—	(3)	(5)	(6)	(14)

Total purchases of property, plant and equipment	$(38)	$(27)	$(18)	$(32)	$(115)

	Three Months Ended				Year Ended
Adjusted EBITDA	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
	(Unaudited, in millions)

Net (Loss) Income from Continuing Operations Attributable to Covanta Holding Corporation	$(16)	$16	$10	$20	$30

Depreciation and amortization expense	48	47	47	48	190
Debt service	29	32	30	30	121
Income tax (benefit) expense	(10)	13	15	6	24
Net income attributable to noncontrolling interests in subsidiaries	1	1	2	1	5
Write-down of assets	—	—	32	2	34
Loss on extinguishment of debt	—	—	—	15	15
Debt service billings in excess of revenue recognized	11	5	8	5	29
Other	6	8	6	2	22

Adjusted EBITDA — Continuing Operations	$69	$122	$150	$129	$470

	Three Months Ended				Year Ended
Adjusted EPS	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
	(Unaudited)
Continuing Operations — Diluted (Loss) Earnings Per Share	$(0.10)	$0.10	$0.07	$0.13	$0.19
Reconciling Items	(0.01)	0.01	0.17	0.06	0.23

Adjusted EPS	$(0.11)	$0.11	$0.24	$0.19	$0.42

	Three Months Ended				Year Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
	(Unaudited)
	(In millions, except per share amounts)
Reconciling Items
Loss on extinguishment of debt (B)	$—	$—	$—	$15	$15
Effect on income of derivative instruments not designated as hedging instruments	(2)	1	—	—	(1)
Non-cash write-down of loan issued for the Harrisburg EfW facility to fund certain facility improvements (C)	—	—	7	—	7
Non-cash write-down of capitalized costs related to the Dublin development project (C)	—	—	23	—	23
Non-cash write-down of corporate real estate (C)	—	—	2	1	3

Total Reconciling Items, pre-tax	(2)	1	32	16	47
Tax effect of reconciling items	1	(1)	(7)	(2)	(9)
Grantor trust activity	—	1	1	(4)	(2)

Total Reconciling Items, net of tax	$(1)	$1	$26	$10	$36

Diluted Income (Loss) Per Share Impact	$(0.01)	$0.01	$0.17	$0.06	$0.23

Weighted Average Diluted Shares Outstanding	154	155	154	152	154

(A)	Prior year quarterly information is presented since it was not previously provided for continuing operations. See Exhibit 1 — Note A of this Press Release.

(B)	During the fourth quarter of 2010, as a result of the tender offer to purchase our outstanding Debentures, we recorded a loss on extinguishment of debt which is comprised of the difference between the fair value and carrying value of the liability component of the Debentures tendered, the write-off of deferred financing costs and fees incurred in conjunction with the tender offer. For details related to the tender offer transaction, see Note 12 — Long-Term Debt of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(C)	In 2010, we recorded a non-cash write-down of assets related to a notes receivable from our Harrisburg EfW facility and the write-down of assets related to the Dublin project, and the write-down to fair value of corporate real estate and certain other assets. For additional information, see Note 16 — Supplementary Information of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Exhibit 8
Covanta Holding Corporation
Capitalization Information

	As of
	September 30,	December 31,
	2011	2010
	(Unaudited, in millions)
Cash and Cash Equivalents:
Domestic	$56	$68
International	132	52
Insurance	7	6

Total Cash and Cash Equivalents	$195	$126

Restricted Funds Held in Trust: (A)
Debt Service — Principal	$145	$157
Debt Service — Interest	8	6

Debt Service Funds — Total	153	163
Revenue Funds	47	18
Other Funds	61	52

Total Restricted Funds Held in Trust	$261	$233

(A)	Restricted funds held in trust are primarily amounts received by third party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations and operating lease reserves in accordance with agreements with our clients.
Exhibit 8A

	As of September 30, 2011		As of December 31, 2010
	Face Value	Book Value	Face Value	Book Value
	(Unaudited, in millions)
Corporate Debt:
Revolving Credit Facility	$—	$—	$—	$—
Term Loan Facility	621	621	626	626
7.25% Senior Notes due 2020	400	400	400	400
3.25% Cash Convertible Senior Notes due 2014	460	459	460	485
1.00% Senior Convertible Debentures due 2027	25	25	57	54

Total corporate debt (including current portion)	$1,506	$1,505	$1,543	$1,565

Project Debt:
Domestic project debt — service fee facilities	$334	$339	$395	$402
Domestic project debt — tip fee facilities	365	369	386	391
International project debt	26	26	10	10

Total project debt (including current portion)	$725	$734	$791	$803

Total Debt Outstanding	$2,231	$2,239	$2,334	$2,368

Net Debt (A)	$1,891		$2,051

Availability for Borrowings under the Revolving Credit Facility	$300		$300

(A)	Net Debt is calculated as total principal amount of debt outstanding less cash and cash equivalents and debt service principal restricted funds.

Exhibit 9
Covanta Holding Corporation
Return to Stockholders
(Unaudited, in millions, except per share amounts and percentages)
During year ended December 31, 2010 and the nine months ended September 30, 2011, the following amounts were returned to stockholders:

				% of Common
				Stock
		Shares	Weighted Average	Outstanding
	Amount	Repurchased	Cost Per Share	Repurchased
Common Stock Repurchased (A)
Q3 2010	$37	2.5	$14.69	1.6%
Q4 2010	58	3.6	$16.16	2.4%

FY 2010 sub-total:	$95	6.1	$15.56	4.0%

Q1 2011	54	3.2	$16.84	2.1%
Q2 2011	70	4.2	$16.58	2.9%
Q3 2011 (B)	81	5.2	$15.58	3.6%

FY 2011 sub-total:	$205	12.6	$16.24	8.6%

Total Common Stock Repurchased	$300	18.7	$16.02	12.1%

Cash Dividends Declared to Stockholders (C)
FY 2010	$233

Q1 2011	11
Q2 2011	11
Q3 2011	10

FY 2011 sub-total:	$32

Total Cash Dividends Declared to Stockholders	$265

Total Return to Stockholders	$565

(A)	On June 17, 2010, the Board of Directors increased the authorization to repurchase shares of outstanding common stock to $150 million. On March 14, May 6, and September 22, 2011, the Board of Directors approved an additional $50 million, $100 million and $100 million, respectively, of share repurchase authorization, bringing the total authorized amount to $400 million. As of September 30, 2011, the amount remaining under our currently authorized share repurchase program is $100 million.

(B)	Approximately $2 million of common stock repurchased during the three months ended September 30, 2011 was paid in October 2011.

(C)	On June 17, 2010, the Board of Directors declared a special cash dividend of $1.50 per share (approximately $233 million in aggregate) which was paid on July 20, 2010. On March 14, 2011, the Board of Directors approved a quarterly regular cash dividend of $0.075 per share. The Q1 2011 payment was made on April 12, 2011 to stockholders of record as of the close of business on March 30, 2011. The Q2 2011 payment was made on July 6, 2011 to stockholders of record as of the close of business on June 22, 2011. The Q3 2011 payment was made on October 14, 2011 to stockholders of record as of the close of business on October 3, 2011.

Exhibit 10
Covanta Holding Corporation
Consolidated Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2010		Full Year
	2011	2010(A)	2011	2010(A)	Estimated 2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$120	$103	$276	$293	$335 – $375

Debt service	32	30	93	91	128 – 124

Change in working capital	(35)	1	(77)	(53)
Change in restricted funds held in trust	26	20	35	21
Non-cash convertible debt related expense	(9)	(10)	(20)	(30)
Equity in net income from unconsolidated investments	1	1	3	1
Dividends from unconsolidated investments	(1)	(2)	(5)	(4)
Current tax provision	(23)	(1)	(20)	(3)
Reversal of uncertain tax positions related to pre-emergence tax matters (B)	24	—	24	—
Change in restricted funds-other related to contractual liability to pre-petition creditors (C)	(5)	—	(5)	—
Other	22	8	42	25

Sub-total	—	17	(23)	(43)	22 – 6

Adjusted EBITDA — Continuing Operations	$152	$150	$346	$341	$485 – $505

(A)	See Exhibit 1 — Note A of this Press Release.

(B)	See Exhibit 4A — Note C of this Press Release.

(C)	See Exhibit 4A — Note B of this Press Release.

Exhibit 11
Covanta Holding Corporation
Energy Revenue — Volume and Unit Statistics — Americas

	Nine Months Ended September 30, 2011
		Covanta Share(A)	Avg. Revenue
	Revenue ($)	(MWh)	Per MWh
	(Unaudited, in millions, except per unit amounts)

Contracted and Hedged (B)	$216	3.0	$73
Exposed (C)	67	1.1	$60

Total	$283	4.1	$69

(A)	Covanta share of energy sold (both electricity and steam sales). The MWhs shown above include steam sales converted to MWhs.

(B)	Reflects energy that is sold at contractual rates that are not subject to significant market price fluctuation or that is hedged at fixed prices.

(C)	Reflects energy that is sold at or indexed to volatile market prices, whether or not under contract. This includes certain facilities that sell energy at “avoided cost” rates that are linked to energy commodities with volatile pricing.

Exhibit 12
Covanta Holding Corporation
Plant Operating Expenses Detail — Americas
The Americas segment quarterly plant operating expenses typically differs substantially as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler and/or turbine units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and/or lower waste volumes, which are our first, second and fourth fiscal quarters. The first half of the year scheduled maintenance period is typically the most extensive. The third quarter scheduled maintenance period is typically the least extensive. Given these factors, we typically experience our lowest operating income from our projects during the first half of each year. The aggregate of all other components of plant operating expense is relatively consistent each quarter of the year.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited, in millions)

Plant Operating Expenses:
Plant maintenance (A)	$38	$39	$187	$176
All other	176	173	532	520

Plant operating expenses	$214	$212	$719	$696

(A)	Plant maintenance costs include our internal maintenance team and non facility employee costs for facility scheduled and unscheduled equipment maintenance and repair expenses.

Discussion of Non-GAAP Financial Measures
We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
The presentations of Adjusted EBITDA, Free Cash Flow and Adjusted EPS are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.
Adjusted EBITDA
We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy, through which we conduct our core waste and energy services business, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our core business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis for continuing operations.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of September 30, 2011. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 3.50 to 1.00, which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and nine months ended September 30, 2011 and 2010, reconciled for each such periods to net loss from continuing operations and cash flow provided by operating activities from continuing operations, which are believed to be the most directly comparable measures under GAAP.
Free Cash Flow
Free Cash Flow is defined as cash flow provided by operating activities from continuing operations less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects or make principal payments on debt.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and nine months ended September 30, 2011 and 2010, reconciled for each such periods to cash flow provided by operating activities from continuing operations, which we believe to be the most directly comparable measure under GAAP.
Adjusted EPS
Adjusted EPS excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings (Loss) Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of reconciling items in prior comparative and future periods. They would include write-down of assets, the effect of derivative instruments not designated as hedging instruments, significant gains or losses from the disposition of businesses, gains and losses on assets held for sale, transaction-related costs, income and loss on the extinguishment of debt and other significant items that would not be representative of our ongoing business.
We will use the non-GAAP measure of Adjusted EPS to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EPS for the three and nine months ended September 30, 2011 and 2010, reconciled for each such periods to diluted earnings per share from continuing operations, which is believed to be the most directly comparable measure under GAAP.